Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

June 12, 2015

UBS AG,

Bahnhofstrasse 45,

CH-8098 Zurich,

Switzerland.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of an unspecified aggregate initial offering price or number of debt securities (the “Debt Securities”) and warrants (the “Warrants” and collectively, the “Securities”) of UBS AG, a corporation organized under the laws of Switzerland (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

(1) When the registration statement on Form F-3 (the “Registration Statement”) relating to the Securities has become effective under the Act, the Indenture relating to the Debt Securities (the “Debt Indenture”) has been duly authorized, executed and delivered, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Debt Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and such Debt Securities have been duly executed and authenticated in accordance with the Debt Indenture and issued and sold as contemplated in the Registration Statement, such Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2) When the Registration Statement has become effective under the Act, the Indenture relating to the Warrants (the “Warrant Indenture”) has been duly authorized, executed and delivered, the terms of the Warrants and of their issuance and sale have been duly established in conformity with the Warrant Indenture so as not to

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violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and such Warrants have been duly executed and authenticated in accordance with the Warrant Indenture and issued and sold as contemplated in the Registration Statement, such Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3) With respect to the Warrants to be issued under a warrant agreement, when the Registration Statement has become effective under the Act, the terms of the warrant agreement under which such Warrants are to be issued have been duly established and the warrant agreement has been duly authorized, executed and delivered in such form as will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and such form as will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the terms of such Warrants and of their issuance and sale have been duly established in conformity with such warrant agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and such Warrants have been duly executed and authenticated in accordance with such warrant agreement and issued and sold as contemplated in the Registration Statement, such Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on such a Security would be required to render such judgment in the foreign currency or currency unit in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

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The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion, we have assumed, without independent verification, that the Company has been duly incorporated and is an existing corporation in good standing under the laws of Switzerland, that the Debt Indenture, the Warrant Indenture and each warrant agreement was or will be duly authorized, executed and delivered by the Company insofar as the laws of Switzerland are concerned and that all corporate action by the Company related to the Securities was or will be duly authorized as a matter of Swiss law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in all prospectuses contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP